Exhibit 10.1
Execution Copy
ASSET PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
INFINITY OIL & GAS OF WYOMING, INC.
(Seller)
AND
FOREST OIL CORPORATION
(Buyer)
Dated Effective October 1, 2007

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(continued)

-ii-

(continued)

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(continued)

Page

15.5 Assignment	26
15.6 Headings	26
15.7 Counterparts/Fax Signatures	26
15.8 References	26
15.9 Governing Law	26
15.10 Entire Agreement	26
15.11 Knowledge	26
15.12 Binding Effect	26
15.13 Survival of Warranties, Representations and Covenants	26
15.14 No Third-Party Beneficiaries	26
15.15 Arbitration	26
15.16 Press Releases	27

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Defined Terms

AAA	14.4(c)
Adverse Consequences	9.1(a)
Agreement	Opening paragraph
Allocated Value	2.2
Assets	1.2
Assumed Environmental Liabilities	5.3(b)
Assumed Liabilities	14.1
Background Materials	7.7
Buyer	Opening paragraph
Casualty Loss	8.2(e)
Claim	14.4(b)
Claim Notice	14.4(a)
Closing	12.1
Closing Date	12.1
Code	9.1(b)
Condition	5.1
Contracts	1.2(d)
Data	1.2(e)
Effective Time	1.4
Environmental Assessment Report	5.3
Environmental Law	5.1
Excluded Asset	1.3; 4.2(b)(2)
Excluded Wells	1.3(b); 5.3
Existing Title Defects	4.1
Final Purchase Price	13.1(a)
Final Settlement Date	13.1(a)
Final Settlement Statement	13.1(a)
Hydrocarbons	1.2(a)
Indemnified Party	14.4(a)
Indemnifying Party	14.4(a)
Information	8.2(a)
Knowledge	15.11
Lands	1.2(a)
Leases	1.2(a)
Losses	14.3
Net Casualty Loss	8.2(e)
NRI	4.2(a)
Obligations	14.1
Permitted Encumbrances	4.2
Pollutants	5.1
Preliminary Purchase Price	2.3
Preliminary Settlement Statement	2.3
Production Taxes	9.1(c)
Property Expenses	2.3
Purchase Price	2.1

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Defined Terms
(continued)

Records	1.2(f)
Remediate; Remediation	5.1
Retained Environmental Liabilities	5.3(a)
Retained Liabilities	14.2
Seller	Opening paragraph
Wells	1.2(b)
WI	4.2(n)

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List of Schedules

1.2(a)	Leases

1.2(b)	Wells

1.3(b)	Excluded Wells

2.1	Payment Instructions

2.2	Allocation Schedule

6.2	Conflicts / consents

6.4	Liens

6.7	Pending or threatened litigation

6.12(c)	Shut in wells

6.13	Hedging contracts

6.19	AFE’s

12.3(a)(i)	Form of Assignment, Bill of Sale and Conveyance –Producing and Non-Producing

12.3(e)	Form of affidavit of non-foreign status under Section 1445 of the Internal Revenue Code

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PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (this “Agreement”), dated the 27th day of December, 2007, by and between Infinity Oil & Gas of Wyoming, Inc., a Wyoming corporation (“Seller”), whose address is 633 17th Street, Suite 1800, Denver, CO 80202, and Forest Oil Corporation, a New York corporation (“Buyer”), whose address is 707 17th Street, Suite 3600, Denver, CO 80202.
RECITALS
     A. Seller owns and desires to sell all of its right, title and interest in certain oil and gas leases located in Sweetwater County, Wyoming, and Routt County, Colorado, and associated assets as more fully described in Section 1.2 below upon the terms and conditions set forth in this Agreement.
     B. Buyer desires to purchase from the Seller the Assets on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
     In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
ARTICLE 1
PURCHASE AND SALE
     1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, assign and deliver to Buyer, all of Seller’s right, title and interest in the properties described in Section 1.2 for the consideration specified in Article 2.
     1.2 Assets. As used herein, the term “Assets” refers to all of Seller’s right, title and interest in and to the following less the Excluded Properties:
          (a) The oil and gas leases (including all leasehold estates, mineral interests, royalty interests, overriding royalty interests, net profits interests, or similar interests) specifically described in Schedule 1.2(a) (the “Leases”) and the oil, gas and all other hydrocarbons (“Hydrocarbons”) attributable to the Leases and the lands covered thereby (the “Lands”).
          (b) The oil and gas wells specifically described in Schedule 1.2(b) (the “Wells”) and all personal property, equipment, fixtures, improvements, permits, rights-of-way and easements used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons produced from the Leases and Lands described in Subsection 1.2(a).

          (c) The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the properties and interests described in Subsections 1.2(a) and (b) and to the production of Hydrocarbons, if any, attributable to said properties and interests.
          (d) All existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, development agreements, balancing agreements, farmout agreements, service agreements and other contracts, agreements and instruments, insofar as they relate to the properties and interests described in Subsections 1.2(a) through (c) (the “Contracts”).
          (e) To the extent transferable, engineering, geologic, geophysical and seismic data and licenses pertaining to the Leases, Lands and Wells including proprietary data (the “Data”).
          (f) Copies of all files, records and data relating to the items described in Subsection 1.2(a) through (e) in the possession of the Seller (the “Records”).
          (g) All other interests and assets of Seller in any way related to Seller’s ownership in and operation of the Leases and Lands as of the Effective Time.
     1.3 Excluded Properties. Seller reserves, excepts and excludes the following described interests (“Excluded Assets”) from the sale of the properties described in Section 1.2:
          (a) An undivided 20 percent of Seller’s interest in the Leases only insofar as the Leases cover Lands lying outside of the governmental quarter section where each of the Wells is located and the Parties shall enter into a standard form AAPL 610-1989 Joint Operating Agreement with a 300 percent consent penalty covering the joint interests.
          (b) the oil and gas wells specifically described in Schedule 1.3(b) and all related personal property, equipment, fixtures, improvements, permits, rights-of-way and easements (“Excluded Wells”).
          (c) all trade credits and all accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code) attributable to the properties described in Section 1.2 with respect to any period of time prior to the Effective Time;
          (d) all claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of property occurring and attributable to times prior to the Effective Time, or (ii) arising under or with respect to any properties described in Section 1.2 that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);
          (e) all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property occurring prior to the Effective Time;

          (f) all oil, gas or other hydrocarbons produced and sold from the Leases with respect to all periods prior to the Effective Time, together with all proceeds from or of such substances specifically excluding any inventory unsold as of the Effective Time;
          (g) claims of Seller for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Time, or (ii) income or franchise taxes;
          (h) all amounts due or payable to Seller as adjustments to insurance premiums related to the properties described in Section 1.2 with respect to any period prior to the Effective Time;
          (i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;
          (j) all documents and instruments (except title opinions pertaining to the properties described in Section 1.2) of Seller that are protected by an attorney-client privilege;
          (k) any geological and geophysical data and information that Seller does not have the right to transfer or the transfer of which requires the payment of a fee or a consent, if Buyer does not pay such fee or obtain such consent; and
          (l) any properties described in Section 1.2 subject to a preferential right to purchase or similar rights which are not waived or expired as of the Closing Date.
          1.4 Effective Time. The purchase and sale of the Assets shall be effective between the parties as of October 1, 2007 at 7:00 a.m. Mountain Daylight Time (the “Effective Time”).
ARTICLE 2
PURCHASE PRICE
     2.1 Purchase Price. Subject to the other terms and conditions of this Agreement, the purchase price for the Assets shall be Seventeen Million Four Hundred Thousand Dollars ($17,400,000.00) (the “Purchase Price”). The Purchase Price as adjusted pursuant to the terms of the Agreement shall be paid at Closing to Seller, payable as set forth on Schedule 2.1. After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 13.1 and payments made by Buyer or Seller as provided in Section 13.1.
     2.2 Allocation of the Purchase Price. For purposes of this Agreement, the Purchase Price shall be allocated as provided on Schedule 2.2. The value allocated to an Asset pursuant to this Section 2.2 is herein referred to as the “Allocated Value” for that Asset.
     2.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted according to this Section without duplication. For all adjustments known as of Closing, the Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” approved by Seller and Buyer on or before Closing. A draft of the Preliminary Settlement Statement will be prepared by Seller at least three (3) business days prior to Closing. The Preliminary Settlement

Statement shall set forth the Purchase Price as adjusted as provided in this Section using the best information available at the Closing Date which amount shall be paid at Closing (as adjusted, the “Preliminary Purchase Price.”) The Preliminary Purchase Price shall be paid in the manner provided in Section 2.1 above. After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 13.1.
     For the purposes of this Agreement, the term “Property Expenses” shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, Production Taxes (as defined and apportioned as of the Effective Time pursuant to Article 9), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question.
          (a) Upward Adjustments. The Purchase Price shall be adjusted upward by the following:
               (1) An amount equal to the value, based upon the actual value received in October, 2007, of Seller’s share of any oil and/or condensate in the tanks produced from or credited to the Leases and Lands as of the Effective Time based upon the quantities in the condensate tanks as measured by Seller and Buyer’s representatives as of the Effective Time.
               (2) An amount equal to all prepaid expenses, including Property Expenses, attributable to the Assets after the Effective Time that were paid by Seller prior to the Effective Time (all to be apportioned as of the Effective Time except as otherwise provided), including without limitation, prepaid utility charges, prepaid rentals and royalties, including lease rentals, and prepaid drilling and completion costs (to be apportioned as of the Effective Time based on drilling days); and
          (b) Downward Adjustments. The Purchase Price shall be adjusted downward by the following:
               (1) An amount equal to the sum of all Net Casualty Losses under Section 8.2(e);
               (2) An amount equal to Seller’s pre-Effective Time liability for Production Taxes, ad valorem taxes and the like.
ARTICLE 3
BUYER’S INSPECTION
     3.1 Due Diligence Completed. Seller has previously made the Records, the Background Materials described in Section 7.7(a) and the Assets available to Buyer and its representatives for inspection and review and Buyer and Seller agree that Buyer’s due diligence review is complete. The results of Buyer’s due diligence review as to title matters and environmental matters are set forth below.

ARTICLE 4
TITLE MATTERS
     4.1 Existing Title Defects. Seller has previously made the Records, the Background Materials described in Section 7.7(a) and the Assets available to Buyer and its representatives for inspection and review and Buyer has identified the following title defects (the “Existing Title Defects”) that must be cured to the satisfaction of Buyer prior to Closing:
          (a) Various leases issued to Seller by RME Land Corp. and its successor, Anadarko Land Corp. in the Pipeline Prospect, Sweetwater County, Wyoming, require written consent prior to the assignment of such leases. Such leases are described on Schedule 6.2. Prior to closing, Seller shall obtain the consent of Anadarko to assign such leases.
          (b) Various wells in the Pipeline Prospect, Sweetwater County, Wyoming, which were drilled pursuant to a “Coalbed Methane Gas Lease” issued to Seller by RME Land Corp. and/or its successor, Anadarko Land Corp. are producing oil. Such wells are as follows: Pipeline 1-3-18-100; Pipeline 1-4-18-100; Pipeline 13-1-18-100; and Pipeline 13-4R-18-100. Pursuant to that certain Coalbed Gas Exploration Agreement dated April 1, 2000, by and between Seller and Union Pacific Land Resources Corporation, a predecessor to Anadarko, Anadarko is obligated to issue to Seller a lease covering 100% of its interest in hydrocarbons other than coalbed gas in the drillsite spacing unit of the above-described wells. Prior to closing, Seller shall obtain a lease from Anadarko covering 100% of its interest in hydrocarbons other than coalbed gas in the drillsite spacing unit of the above-described wells
          (c) Haliburton placed a mechanic’s lien on the Wolf Mtn 15-2-7-87 well, which lien is listed on Schedule 6.4. Prior to closing, Seller shall obtain a release of this lien.
     4.2 Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:
          (a) lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interest (“NRI”) below those set forth on Schedule 1.2(b);
          (b) statutory liens for Taxes, Production Taxes or assessments not yet due and delinquent;
          (c) all rights to consent by, required notices to, filings with, or other actions by federal, state or local governmental bodies, in connection with the conveyance of the applicable Asset if the same are customarily sought after such conveyance;
          (d) rights of reassignment contained in any Leases providing for reassignment upon the surrender or expiration of any Leases;
          (e) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the operation of the affected Asset as has been conducted in the past;

          (f) all title defects other than the Existing Title Defects set forth in Section 4.1;
          (g) statutory materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets  if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired;
          (h) rights reserved to or vested in any federal, state, local, tribal or foreign governmental body, authority or agency to control or regulate any of the Assets in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area of the Assets;
          (i) any preferential rights to purchase and required third party consents to assignments of Contracts or property and similar agreements burdening any of the Assets which shall be exclusively dealt with pursuant to Section 4.4.
          (j) liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet delinquent;
          (k) the litigation listed on Schedule 6.7;
          (l) all matters of record as of the Effective Time Existing except for the Title Defects set forth in Section 4.1;
          (m) any defects, irregularities or deficiencies in title to easements, rights-of-way or other agreements that do not, individually or in the aggregate, materially and adversely affect the value of any Asset;
          (n) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets that do not (or would not upon foreclosure or other enforcement) reduce the NRI set forth in Schedule 1.2(b) nor prevent the receipt of proceeds of production therefrom, nor increase the share of costs above the working interest set forth in Schedule 1.2(b) (“WI”) nor are such as materially to interfere with or detract from the ownership, operation, value or use of the Assets.
     4.3 No Adjustments to Purchase Price. Except for the Existing Title Defects set forth in Section 4.1, Buyer shall assert no additional title defects pertaining to or affecting the Assets Furthermore, no adjustment shall be made to the Purchase Price for the Existing Title Defects or any other title defect pertaining to or affecting the Assets, except by mutual agreement of the Parties.
     4.4 Preferential Rights and Consents. Except for those consents as set forth on Schedule 6.2, Seller does not reasonably believe that any preferential rights or consents of third parties are applicable to the transaction contemplated by this Agreement. Seller, therefore indemnifies and holds harmless Buyer from any and all claims of rights in the nature of a preferential right to purchase that may be asserted against any of the Assets.

ARTICLE 5
ENVIRONMENTAL MATTERS
     5.1 Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:
     “Condition” means any circumstance, status or defect that requires Remediation in order to comply with all existing Environmental Laws.
     “Environmental Law” shall mean shall mean any federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a governmental authority pertaining or relating to: (a) pollution or pollution control, including, without limitation, storm water; (b) protection of human health from exposure to Pollutants or protection of the environment; (c) employee safety in the workplace; or (d) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Pollutants. “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, the Colorado Water Quality Control Act and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.
     “Pollutants” shall mean, without limitation, any hazardous substance or any other substance, material or waste, regardless of its form or nature, the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of which is regulated by Environmental Laws.
     “Remediation” or “Remediate” means actions taken to correct an environmental defect or a Condition proximately caused by an environmental defect and to bring such environmental defect or Condition into compliance with applicable Environmental Law.
     5.2 Environmental Representation and Warranty. Seller represents and warrants to Buyer that to Seller’s knowledge (i) the Assets have been operated in material compliance with all Environmental Laws, (ii) the Assets have been solely used for oil and gas operation and not used for generation, storage or disposal of hazardous substances; (iii) all permits necessary for the operation of the Assets in compliance with all Environmental Laws have been obtained and maintained; (iv) none of the Assets is identified in a notice nor is proposed to be identified, on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by any governmental authority; (v) the Assets are not subject to, or the subject of, any claim, complaint, order, notice of violation, citation, subpoena, request for information or other written notice or demand issued by a governmental authority concerning any of the Assets which remains unresolved as of the date hereof, alleging a violation of any Environmental Law relating to any of the Assets; (vi) the Assets are not subject to, or the subject of, a written claim or complaint from any person or governmental authority which is currently unresolved setting forth a cause of action for personal injury (including death) or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties or declaratory or equitable relief arising under any Environmental Law.
     5.3 Environmental Assessment. Buyer has previously conducted a Phase I Health, Safety and Environmental Assessment covering the Assets and has furnished a copy of the report of such assessment to Seller (the “Environmental Assessment Report”). Pursuant to the findings contained in the Environmental Assessment Report, Seller and Buyer have agreed to exclude the oil and gas wells described in Schedule 1.3(b) (the “Excluded Wells”). The Excluded Wells shall not be conveyed to Buyer, but shall be retained by Seller.
     5.4 Waiver of Environmental Defects. Buyer agrees to waive all of the issues identified in the Environmental Assessment Report, except for those pertaining to the Excluded Wells, and further agrees to refrain from asserting and/or waive any other environmental defects pertaining to or affecting the Assets.
     5.5 No Adjustment to Purchase Price. There shall be no adjustment to the Purchase Price for the issues identified in the Environmental Assessment Report or for any other environmental defects pertaining to or affecting the Assets.
     5.6 Environmental Liabilities and Obligations.
          (a) Retained Environmental Liabilities. Upon Closing, Seller agrees to retain and pay, perform, fulfill and discharge all claims, cost, expenses, liabilities and obligations accruing or relating to and release Buyer (but no other third parties) from all Losses (as defined below) (including any civil fines, penalties, costs of assessment, clean-up, removal and Remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on the Lands) brought or assessed by any and all persons and any agency or other body of federal, state or local government, on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Assets or Lands, created or attributable to periods of time prior to the Closing Date, including, but not limited to, the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Assets or the Lands (collectively, “Retained Environmental Liabilities”).
          (b) Assumed Environmental Liabilities. Upon Closing, Buyer agrees to assume and pay, perform, fulfill and discharge all claims, cost, expenses, liabilities and obligations accruing or relating to and release Seller, its stockholders, directors, officers, employees, agents and representatives, and their respective successors and assigns (but no other third parties) from all Losses (including any civil fines, penalties, costs of assessment, clean-up, removal and Remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on the Lands) brought or assessed by any and all persons and any agency or other body of federal, state or local government, on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Assets or Lands, created or attributable to periods of time on or after the Closing Date, including, but not limited to, the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Assets or the Lands (collectively, “Assumed Environmental Liabilities”).
ARTICLE 6
SELLER’S REPRESENTATIONS AND WARRANTIES
     Seller makes the following representations and warranties as of Closing and as of the Effective Time except where otherwise indicated. The term “Knowledge” or the phrase “best of Seller’s Knowledge” has the meaning set forth in Section 15.11.
     6.1 Status. Seller is a Wyoming corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming and is qualified to carry on its business in such other jurisdictions as may be necessary.
     6.2 Power/ Noncontravention. Seller has all requisite power and authority to carry on its business as presently conducted. Except as set forth on Schedule 6.2 (including therein any third party consents), the execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not (i) violate, or be in conflict with, any provision of Seller’s governing documents, (ii) conflict with or constitute (with or without the passage of time or giving of notice) a default under or breach of any agreement, instrument or obligation to which Seller is a party or by which it or any of the Assets is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Seller other than any such events described in items (ii) or (iii) in this Section 6.2 which would not prevent the consummation of the transactions contemplated hereby or reasonably be expected to have a material adverse effect on the Assets.
     6.3 Authorization of Transaction. Seller has full corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all necessary corporate and other action on part of the Seller. This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

     6.4 No Liens. Except as provided on Schedule 6.4, there are no liens or encumbrances burdening the Assets, except for Permitted Encumbrances. The Assets will be conveyed to Buyer at closing free and clear of all liens, encumbrances and adverse claims, except for Permitted Encumbrances, created by, through or under Seller.
     6.5 Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.
     6.6 No Bankruptcy. There are no bankruptcy proceedings pending or, to the Knowledge of Seller, threatened against Seller.
     6.7 Litigation. Except as provided on Schedule 6.7, there are no actions, suits or proceedings pending or, to the Knowledge of Seller, threatened, nor has the Seller become aware of facts or circumstances which could result in the institution of a claim or action against any of the Assets in the future, in any court or by or before any federal, state, municipal or other governmental agency that would materially and adversely affect the Assets or impair Seller’s ability to consummate the transactions contemplated hereby; nor is Seller in default under any order, writ, injunction, or decree of any court or federal, state, municipal or other governmental agency.
     6.8 Audits. There are no audits currently being conducted by Seller of the joint account under any operating agreements nor are there any audits of Seller currently underway or to Seller’s Knowledge imminent.
     6.9 Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller.
     6.10 Compliance with Law. The Assets are currently operated in compliance with all applicable federal, state and local laws, rules, regulations and orders, except as would not reasonably be expected to have a material adverse effect on the Assets. Seller has not received any written notice of a material violation of any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Assets which would, in the aggregate, have a material adverse effect on the Assets and that has not been previously cured or satisfied.
     6.11 Lease Status/Rentals/Royalties/Taxes. (i) Each of the Leases are in full force and effect in accordance with its terms and (ii) all material obligations under the Leases have been fully performed, including the proper and timely payment of all royalties, rentals and other payments due under the Leases. There are currently pending no requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases. Seller has not received a written notice of default with respect to the payment or calculation of rentals, royalties and/or Production Taxes attributable to the Assets.
     6.12 Status and Operation of Assets.
          (a) The Assets have been operated in a good and workmanlike manner.

          (b) The Contracts are in full force and effect in accordance with their respective terms, and there are no documents or other agreements included in or pertaining to the Assets which require any further significant action or expenditure on the part of Seller.
          (c) Every well included in the Assets has been drilled and completed within the Leases or within the limits otherwise permitted by contract, pooling or unit agreement and by law and the drilling and completion of all such wells, and the conduct of all other operations on or affecting the Leases, has been performed in compliance with all applicable Lease and contract provisions and applicable laws, ordinances, rules, regulations and permits of any court or governmental body or agency. No well located on the Assets is subject to penalties on allowables after the date hereof because of any overproduction or any other violation of applicable laws, rules, regulations or permits or judgments, orders or decrees of any court or governmental body or agency, which would prevent such well from being entitled to its full legal and regular allowable, from and after the date hereof as prescribed by any court or governmental body or agency. All producing wells have been drilled and equipped and all personal property and fixtures have been maintained in all material respects in a state of repair so as to be adequate for normal operations and are in all material respects in good working order except as to certain wells described in Schedule 6.12(c) that are currently shut in.
          (d) Seller has filed all necessary reports with federal, state and local regulatory agencies and all necessary plans for development, applications, inspection reports, certificates and other instruments pertaining to operation of the Assets with the appropriate governmental entities and all permits necessary for the legal operation of the Assets in full compliance with all laws, rules, regulations, ordinances and orders, except as would not reasonably by expected to have a material adverse effect on the Assets. All applications, reports, certificates and other instruments filed with or furnished to any Governmental Entity do not (i) contain any untrue statement of material fact or (ii) omit any statement of material fact necessary to make the statements therein not misleading.
          (e) Seller has not been advised by the owner of any contiguous property or by any third party of any objections as to the manner in which Seller or any occupant has used or presently operates the Assets, or of any environmental contamination emanating from the Assets, nor has Seller been advised by any third party of its intention to institute a claim or action against Seller.
     6.13 Hedging. Except for the agreements set forth on Schedule 6.13 that are currently in effect but will be closed out on or before Closing, Seller has not (i) sold forward any Hydrocarbons, (ii) received any material advance, “take-or-pay” or other similar payments under production sales contracts that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefore or (iii) except as set forth on Schedule 6.13, taken or received any material amount of Hydrocarbons under any gas balancing agreements or any similar arrangements (not accounted for in a specific, written Purchase Price adjustment) that permit any person thereafter to receive any portion of the interest of Seller to “balance” any disproportionate allocation of Hydrocarbons. No Hydrocarbons attributable to the Assets are subject to a sales contract (other than Contracts terminable on no more than 30 days’ notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets, and Seller is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, securities, foreign exchange rates or interest rates.
     6.14 Full Disclosure. The Records have been prepared in the ordinary course of the oil and gas business in accordance with customary industry practice. To the best of Seller’s Knowledge, the Records and Background Materials described in Section 7.7(a) made available to Buyer by Seller (excluding any materials containing estimates with respect to reserves, the value of Assets, projections as to future events or other internal analyses or forward looking statements) do not materially misrepresent, either by commission or omission, the nature and condition of the Assets.
     6.15 Absence of Material Change. Since the Effective Time,
          (a) The Company has conducted its business in all material respects in the ordinary course consistent with past practices.
          (b) There has not been a material adverse change in any of the Assets (other than any reduction in value associated with changes in natural gas prices).
          (c) There has not been an amendment or termination of a material Contract except as authorized pursuant to Subsection 8.1(c),
          (d) There has not been a regulatory decision by a governmental entity regarding any of the Assets that could reasonably be expected to have a material adverse impact on Seller, the transactions contemplated hereby, or the Assets, and
          (e) There has not been any damage, destruction or other casualty loss not covered by insurance affecting the business or Assets of Seller.
     6.16 Taxes. All due and payable ad valorem, real property, personal property, production, severance, excise and other taxes applicable to the ownership and operation of the Assets prior to the Effective Time have been duly and timely paid.
     6.17 Non-Foreign Representation. Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in Internal Revenue Code and Income Tax Regulations).
     6.18 Consents and Preferential Rights. Except as provided on Schedule 6.2, all consents required to be obtained by Seller for the assignment of the Assets to Purchaser have been obtained and are in full force. There are not preferential purchase rights with respect to the Assets that have not been waived or have not expired.
     6.19 Commitments for Expenditures. Except as set forth on Schedule 6.19 there are no outstanding authorities for expenditures (AFEs) which Seller has received from a third party operator, but has not responded to, nor are there approved and unfunded AFEs that aggregate more than $25,000 affecting any of the Assets.

     6.20 Imbalances. As of the Effective Time, no Well carried an imbalance caused by overproduction of Seller’s interest in such Well that would require compensation to any third party at any time.
ARTICLE 7
BUYER’S REPRESENTATIONS AND WARRANTIES
     Buyer makes the following representations and warranties as of Closing and as of the Effective Time:
     7.1 Organization and Standing. Buyer is a New York corporation duly organized, validly existing and in good standing under the laws of New York and is duly qualified to carry on its business in such other jurisdictions as may be necessary.
     7.2 Power/ Noncontravention. Buyer has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not (i) violate, or be in conflict with, any provision of Buyer’s governing documents, (ii) conflict with or constitute (with or without the passage of time or giving of notice) a default under or breach of any agreement, instrument or obligation to which Buyer is a party or by which it is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer other than any such events described in items (ii) or (iii) in this Section 7.2 which would not prevent the consummation of the transactions contemplated hereby or reasonably be expected to have a material adverse effect on Buyer.
     7.3 Authorization. Buyer has full corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder have been duly authorized by all necessary corporate and other action on part of the Buyer. This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.
     7.4 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.
     7.5 Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s Knowledge, threatened against it before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by it under this Agreement.
     7.6 Financial Resources. Buyer has the financial resources available to close the transaction contemplated by this Agreement without financing that is subject to any material contingency.

     7.7 Buyer’s Evaluation.
          (a) Background Materials. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer has been afforded the opportunity to examine the Records and materials made available to it by Seller in Seller’s offices with respect to the Assets (the “Background Materials”). The Background Materials include files, or copies thereof, that Seller has used in its normal course of business and may include other information about the Assets that Seller has compiled or generated. Buyer acknowledges that Seller has not made any representations or warranties as to the Background Materials except as provided in Article 6 and that Buyer may not rely on any of Seller’s estimates with respect to reserves, the value of Assets, projections as to future events or other internal analyses or forward looking statements.
          (b) Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including without limitation its own estimate and appraisal of the extent and value of the Hydrocarbon reserves of the Assets.
ARTICLE 8
COVENANTS AND AGREEMENTS
     8.1 Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:
          (a) Operations Prior to Closing. Except as otherwise consented to in writing by Buyer or provided in this Agreement, from the date of execution hereof to the Closing, Seller will use its best efforts to cause the Assets to be operated in a good and workmanlike manner consistent with past practices. From the date of execution of this Agreement to the Closing Date, Seller shall pay or cause to be paid its proportionate shares of all costs and expenses incurred in connection with such operations, and Seller will notify Buyer of ongoing activities and major capital expenditures in excess of $25,000 per activity conducted on the Assets, and shall consult with Buyer regarding all such matters and operations involving such expenditures.
          (b) Restriction on Operations. Subject to Section 8.1(a), unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will use good-faith efforts within the constraints of the applicable operating agreements and other applicable agreements not to (i) abandon any part of the Assets (except in the ordinary course of business or the abandonment of leases upon the expiration of their respective primary terms or if not capable of production in paying quantities, provided Seller first notifies Buyer and obtains consent for the proposed abandonment), (ii)  approve any operations on the Assets anticipated in any instance to cost the owner of the Assets more than $25,000 per activity (excepting emergency operations required under presently existing contractual obligations, ongoing commitments under existing AFEs and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order all of which shall be deemed to be approved, provided Seller immediately notifies Buyer of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein), (iii) convey or dispose of any part of the Assets (other than replacement of equipment or sale of Hydrocarbons produced from the Assets in the regular course of business), (iv) enter into any farmout, farmin or other contract affecting the Assets, (v) consent to letting lapse any insurance now in force with respect to the Assets, or (vi) materially modify or terminate any contract material to the operation of the Assets.
          (c) Marketing. Unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will not alter any existing marketing contracts currently in existence, or enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons for a term in excess of one month.
          (d) Consents. For the purposes of obtaining the written consents required in this Section 8.1, Buyer designates the following contact person:
Western Business Unit Manager
Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Phone 303-812-1400
Fax 303-812-1550
Such consents may be obtained in writing by overnight courier or given by telecopy, electronic mail or facsimile transmission.
          (e) Notices of Claims. Seller shall promptly notify Buyer, if, between the date of execution of this Agreement and the Closing Date, Seller receives written notice of any claim, suit, action or other proceeding relating to the Assets or written notice of any material default under any contracts affecting the Assets.
          (f) Compliance with Laws. During the period from the date of execution of this Agreement to the Closing Date, Seller shall use its best efforts to cause the Assets to be operated in compliance in all material respects with all applicable statutes, ordinances, rules, regulations and orders, including Environmental Laws.
     8.2 Covenants and Agreements of the Parties.
          (a) Confidentiality. All data and information, whether written or oral, obtained from Seller in connection with the transaction contemplated by this Agreement, whether before or after the execution of this Agreement, and data and information generated by Buyer in connection with this transaction (collectively, the “Information”), is deemed by the parties to be confidential and proprietary to Seller. Until the Closing (and for a period of two years if Closing should not occur for any reason), except as required by law, Buyer and its agents and representatives will hold in strict confidence all Information, except any Information which: (1) at the time of disclosure to Buyer by Seller is in the public domain; (2) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (3) Buyer can establish by competent proof was rightfully in his possession at the time of disclosure to Buyer by Seller; (4) Buyer rightfully receives from third parties free of any obligation of confidence; (5) is disclosed to Buyer’s consultants, present and potential investors, and present and potential lenders who similarly agree to protect the confidentiality of such Information and agree to use such Information only for its due diligence evaluation of the Assets and Seller; or (6) is developed independently by Buyer, provided that the person or persons developing the data shall not have had access to the Information.
          (b) Communication Between The Parties Regarding Breach. If Buyer or Seller develops information during its due diligence that leads either party to believe that the other party has breached a representation or warranty under this Agreement, the non-breaching party shall inform the alleged breaching party in writing of such potential breach as soon as possible, but in any event, at or prior to Closing.
          (c) Cure Period for Breach. If any party to this Agreement believes the other party has breached the terms of this Agreement, the party who believes the breach has occurred shall give written notice to the breaching party of the nature of the breach and give that party two (2) business days to cure. Notwithstanding the foregoing, this Subsection 8.3(c) shall not apply to breach of the parties’ obligations at Closing and shall not operate to delay Closing.
          (d) Announcements. Each party is publicly traded in the United States, and may be obligated to disclose the details of this transaction to U.S. securities regulators, its stock exchanges, its advisors and potential investors, and the investing public. Unauthorized or premature disclosure of this transaction by a party has the potential to compromise the other party’s ability to proceed with the transaction. Accordingly, except as and to the extent required by law, until there is a public announcement regarding this Agreement, neither party will make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a transaction between the parties or any of the terms, conditions, or other aspects of the acquisition, without the prior written consent of the other party. If either party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made and afford that party a reasonable opportunity to comment upon and request changes in the disclosure.
          (e) Casualty Loss. Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain (each such case, a “Casualty Loss”), Buyer shall not be obligated to purchase such Asset. If Buyer declines to purchase such Asset, the Purchase Price shall be reduced by the Allocated Value of such Asset. If Buyer elects to purchase such Asset, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility), less all insurance proceeds which shall be payable to Buyer, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”). Seller, at its sole option, may elect to cure such Casualty Loss and, in such event, Seller shall be entitled to all insurance proceeds. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind if such property is acceptable to Buyer in its sole discretion. If Seller elects to cure the Casualty Loss, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof.

ARTICLE 9
TAX MATTERS
     9.1 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:
          (a) “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.
          (b) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (c) “Production Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance, windfall profit and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes.
     9.2 Production and Ad Valorem Tax Liability. Subject to the treatment of ad valorem taxes provided below, all Production Taxes shall be prorated between Buyer and Seller as of the Effective Date for all taxable periods that include the Effective Date. The Parties acknowledge that ad valorem taxes assessed against the Assets are measured by the value of the previous years of production. Ad valorem taxes shall be the responsibility of the Party who owned the property when the production which is the basis for the tax assessment occurred. By way of illustration, in Colorado 2007 ad valorem taxes payable in 2008 are based on the value of 2006 production so shall be the liability of and shall be paid by the Party which owned the Assets in 2006. The Parties shall prorate the ad valorem taxes between them based upon the ratio of the volume of production which occurred pre- and post-Effective Date; however a final settlement for payment of such taxes shall be made at Closing based upon an estimate of the liability using the actual valuations of production from the previous year.
     9.3 Tax Reports and Returns. For tax periods in which the Effective Time occurs, Seller agrees to immediately forward to Buyer copies of any tax reports and returns received by Seller after Closing and provide Buyer with any information Seller has that is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing and, subject to the provisions of Section 9.2, to pay all required Production Taxes payable with respect to the Assets.
     9.4 Transfer Taxes. Buyer shall pay all sales, transfer, use or similar taxes occasioned by the sale or transfer of the Assets and all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles or bills of sale; provided, however, Seller shall pay any and all recording costs arising from lien releases or other curative documents respecting Title Defects.

ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING
     10.1 Seller’s Conditions. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:
          (a) All representations and warranties of Buyer contained in this Agreement are true in all material respects (considering the transaction as a whole, but without regard to materiality qualifications in any individual representation or warranty) at and as of the Closing in accordance with its terms as if such representations and warranties were remade at and as of the Closing (other than representations and warranties made as of a specified date, which shall have been true as of such specified date), and Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer or jointly by Buyer and Seller at or prior to the Closing in all material respects and Buyer shall deliver a certificate to Seller confirming the foregoing;
          (b) No order has been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at Closing; and
          (c) Buyer stands ready, willing and able to Close with Seller.
     10.2 Buyer’s Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:
          (a) All representations and warranties of Seller contained in this Agreement are true in all material respects (considering the transaction as a whole, but without regard to materiality qualifications in any individual representation or warranty) at and as of the Closing in accordance with its terms as if such representations were remade at and as of the Closing (other than representations and warranties made as of a specified date, which shall have been true as of such specified date), and Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller or jointly by Buyer or Seller at or prior to the Closing in all material respects and Seller shall deliver a certificate to Buyer confirming the foregoing;
          (b) No order has been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing;
          (c) Seller shall have obtained all consents specified on Schedule 6.2;
          (d) Seller shall have obtained a release of the lien(s) described on Schedule 6.4 and shall have delivered to Buyer evidence satisfactory to Buyer and its counsel that Seller is able to deliver the Assets free and clear of all liens and encumbrances, other than Permitted Encumbrances;

          (e) Seller shall have cured each of the Existing Title Defects set forth in Section 4.1 to the satisfaction of Buyer; and
          (f) Seller stands ready, willing and able to Close with Buyer.
ARTICLE 11
RIGHT OF TERMINATION
     11.1 Termination. This Agreement may be terminated in accordance with the following provisions:
          (a) by mutual written consent of Buyer and Seller;
          (b) by Seller, if Seller’ s conditions set forth in Section 10.1 are not satisfied through no fault of Seller, or are not waived by Seller, as of the Closing Date (as defined in Section 12.1, below);
          (c) by Buyer, if Buyer’s conditions set forth in Section 10.2 are not satisfied through no fault of Buyer, or are not waived by Buyer, as of the Closing Date;
          (d) by Seller, if, through no fault of Seller, the Closing does not occur on or before January 15, 2008;
          (e) by Buyer, if, through no fault of Buyer, the Closing does not occur on or before January 15, 2008.
          (f)
     11.2 Termination Pursuant to Section 11.1. If Buyer or Seller terminate this Agreement pursuant to Section 11.1 in the absence of a breach by the other party, neither Buyer nor Seller shall have any liability to the other party for termination of this Agreement. If Buyer or Seller terminate this Agreement pursuant to Section 11.1 and assert that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach.
ARTICLE 12
CLOSING
     12.1 Date of Closing. The “Closing” of the transactions contemplated hereby shall be held on January 7, 2008 or such other date as the parties may agree. The date the Closing actually occurs is called the “Closing Date.” If Closing does not occur on January 7, 2008, the parties shall make a good faith effort to determine a mutually acceptable alternative Closing Date.
     12.2 Place of Closing. The Closing shall be held at the offices of Seller at 9:00 a.m. or at such other time and place as Buyer and Seller may agree in writing.

     12.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
          (a) Seller and Buyer shall execute, acknowledge and deliver to Buyer (i) an Assignment, Bill of Sale and Conveyance of the Assets effective as of the Effective Time substantially in the form of Schedule 12.3(a)(i) with a special warranty of title by, through and under Seller but not otherwise and with no warranties, express or implied, as to the personal property, fixtures or condition of the Assets which are conveyed “as is, where is” and (ii) such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer including without limitation federal and state forms of assignment;
          (b) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement;
          (c) Buyer shall cause the Preliminary Purchase Price to be paid by wire transfer in immediately available funds to the applicable account designated by Seller in writing as provided in Section 2.1 above;
          (d) Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in the form of Schedule 12.3(e); and
          (e) Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.
ARTICLE 13
POST-CLOSING OBLIGATIONS
     13.1 Post-Closing Adjustments.
          (a) Final Settlement Statements. As soon as practicable after the Closing, but in no event later than 90 days after Closing or 30 days after the parties receive any final arbitration decisions pursuant to Sections 4.4 and 5.6, whichever is later, Seller, with the assistance of Buyer’s staff and with access to such records as necessary, will cause to be prepared and delivered to Buyer, in accordance with customary industry accounting practices, (i) the final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price in final form in accordance with Section 2.3 and showing the calculation of such adjustments and the resulting final purchase price (the “Final Purchase Price”). As soon as practicable after receipt of the Final Settlement Statement, but in no event later than on or before 30 days after receipt of such statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The parties shall agree with respect to the changes proposed by Buyer, if any, no later than 60 days after receipt of Seller’s proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.” If the Final Purchase Price is more than the Preliminary

Purchase Price (as defined in Section 2.3), Buyer shall pay to Seller the amount of such difference by wire transfer in immediately available funds no later than five (5) days after the Final Settlement Date. If the Final Purchase Price is less than the Preliminary Purchase Price, Seller shall pay the additional amount to Buyer by wire transfer in immediately available funds no later than five (5) days after the Final Settlement Date.
          (b) Dispute Resolution. If the parties are unable to resolve a dispute as to the Final Purchase Price by 60 days after Buyer’s receipt of Seller’s proposed Final Settlement Statement, the parties shall submit the dispute to binding arbitration to be conducted in accordance with the provisions of Section 15.15. The hearing shall be conducted no later than 30 days after the arbitration procedure is initiated. The arbitrator shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. The arbitrator shall render a written decision specifically establishing the Final Purchase Price within 30 days after the hearing. Without the consent of both Seller and Buyer, the arbitration shall not determine any issues other than adjustments to be made pursuant to Section 2.3 and 13.1; all other disputes shall be handled as otherwise provided in this Agreement.
     13.2 Proceeds and Expenses.
          (a) From and after the Effective Time, Buyer shall be entitled to all proceeds received by Seller relating to the Assets and Buyer shall be liable for all costs and expenses attributable to the Assets for periods after the Effective Time. At Closing the parties shall execute, acknowledge and deliver transfer orders or letters in lieu thereof notifying all purchasers of production of the change in ownership of the Assets and directing all purchases of production to make payment to Buyer of proceeds attributable to production from the Assets. Furthermore, Seller shall promptly turn over to Buyer all proceeds of production relating to the Assets and all reimbursements of expenses paid by Buyer which are received by Seller after the Effective Time and which are attributable to the Assets for any period after the Effective Time.
          (b) Buyer shall promptly turn over to Seller all proceeds of production relating to the Assets and all reimbursements of expenses previously paid by Seller which are received by Buyer after the date hereof and which are attributable to the Assets for any period of time prior to the Effective Time. This obligation shall survive and continue beyond the Final Settlement Statement.
     13.3 Records.
          (a) Seller agrees to deliver the Records to Buyer on or before ten (10) days after Closing.
          (b) Seller may retain copies of the Records and Seller shall, for tax purposes or other purposes related to requests by governmental agencies, have the right to review and copy the Records during standard business hours upon reasonable notice for three (3) years following Closing. Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention. Buyer will not destroy or otherwise dispose of Records for a period of three years following Closing, unless Buyer first gives Seller reasonable notice and an opportunity to copy the Records to be destroyed.

     13.4 Further Assurances. From time to time after Closing, Seller and Buyer shall at the expense of the requesting party each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including assurances that Seller and Buyer are financially capable of performing any indemnification required hereunder.
ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION
     14.1 Buyer’s Assumption of Liabilities and Obligations. Upon Closing, and except for Retained Liabilities, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations (“Obligations”) (i) accruing or relating to the ownership and operation of the Assets after the Effective Time including the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, relating to periods after the Effective Time including, without limitation, the payment of Property Expenses, the obligation to plug and abandon all wells located on the Lands, except for the Excluded Wells, and, except for the Excluded Wells, reclaim all well sites located on the Lands regardless of when the obligations arose, the make-up and balancing obligations for overproduction of gas from the Wells, all liability for royalty and overriding royalty payments and Production Taxes made with respect to the Assets, (ii) the Assumed Environmental Liabilities, and (iii) all Obligations accruing or relating to the ownership or operation of the Assets before the Effective Time for which Seller is not liable pursuant to the provisions of Section 14.2 including those Obligations for which Claims are not asserted before one (1) year after the Closing Date (collectively, the “Assumed Liabilities”).
     14.2 Seller’s Retention of Liabilities and Obligations. Upon Closing Seller shall retain and pay all Obligations of Seller relating to (1) the ownership and operation of the Assets prior to the Effective Time, but only as to Claims asserted before one (1) year after the Closing Date, including the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, relating to periods prior to the Effective Time including, without limitation, the payment of Property Expenses, the obligation to plug and abandon all wells located on the Lands and reclaim all well sites located on the Lands to the extent such obligations arose prior to the Effective Time, and all liability for royalty and overriding royalty payments and Taxes made with respect to the Assets; and (2) the Retained Environmental Liabilities (collectively, the “Retained Liabilities”).
     14.3 Indemnification. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a party hereto or Loss incurred as a result of the indemnified party indemnifying a third party.

     After the Closing, Buyer and Seller shall indemnify each other as follows:
          (a) Seller’s Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) the Retained Liabilities and (ii) subject to the time limitations in Section 15.13 on survival of representations and warranties, any breach by Seller of this Agreement.
          (b) Buyer’s Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Seller under this Agreement, and (iii) subject to the time limitations in Section 15.13 on survival of representations and warranties, any breach by Buyer of this Agreement.
     14.4 Procedure.
          (a) Claim Notice. The party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other party (“Indemnifying Party”) which, to be effective, must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.
          (b) Information. Within 60 days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Agreement (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any admission of fault or guilt, or any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder, in any such case, without its consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other party’s indemnification under this Agreement applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense with the Indemnifying Party’s consent which shall not be unreasonably withheld. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either party’s position with respect to such Claim.
          (c) Dispute. If the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute, the parties agree to submit determination of the existence of a valid Claim or the amount to be paid pursuant to the Claim Notice to binding arbitration pursuant to the provisions of Section 15.15 except as otherwise provided in this Section. The arbitration shall be before a single neutral arbitrator, who shall be either (1) an attorney who has practiced in the area of oil and gas law for at least ten years; (2) a retired judge at the Colorado or United States District Court or Appellate Court level; or (3) a person with at least ten years of oil and gas industry experience as a petroleum engineer. The American Arbitration Association (“AAA”) shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select the single arbitrator from such lists by mutual agreement in the manner established by the AAA. The arbitrator shall conduct a hearing no later than 60 days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrator within 30 days of the hearing. Any payment due pursuant to the arbitration shall be made within 15 days of the arbitrator’s decision.
          (d) Limits on Indemnification Obligations. In no event shall any party be liable for indemnification under this Agreement unless the Losses incurred by another party individually or in the aggregate exceed, or are likely to exceed, $50,000. In no event shall any party’s total liability under this Section 14 for indemnification exceed the Final Purchase Price, with respect to Losses arising hereunder.
     14.5 No Insurance; Subrogation. The indemnifications provided in this Article 14 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from its respective insurers.
     14.6 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.
ARTICLE 15
MISCELLANEOUS
     15.1 Schedules. The Schedules to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

     15.2 Expenses. Except as otherwise specifically provided herein, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.
     15.3 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice (i) if personally delivered, when received, (ii) if sent by telecopy or facsimile transmission, when received (iii) if mailed, three (3) business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:
If to Seller:
Infinity Oil & Gas of Wyoming, Inc.
633 17th Street, Suite 1800
Denver, CO 80202
Attn: James Tuell
Phone: 720-932-7800
Facsimile: 720-932-5409
If to Buyer:
Forest Oil Corporation
707 17th Street, Suite 3600
Denver, CO 80202
Attn: Western Business Unit Manager
Phone: 303-812-1400
Facsimile: Fax 303-812-1550
     Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.
     15.4 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.
     15.5 Assignment. Buyer shall not assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder without the written consent of Seller, which consent shall not be unreasonably withheld.
     15.6 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     15.7 Counterparts/Fax Signatures. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Fax signatures shall be considered binding.
     15.8 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.
     15.9 Governing Law. This Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado.
     15.10 Entire Agreement. This Agreement constitutes the entire understanding among the parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.
     15.11 Knowledge. The phrases “Knowledge” or “to the best of a party’s Knowledge” or similar phrases mean (a) the actual knowledge, without independent investigation, at the time the assertion is made, or (b) knowledge of such information as would lead a reasonable operator to inquire further and the corresponding knowledge which would have been obtained from such inquiry.
     15.12 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.
     15.13 Survival of Warranties, Representations and Covenants. All representations and warranties contained in the Agreement shall survive the Closing and continue with respect to claims made before one (1) year following the Closing Date. Except as otherwise provided herein, the covenants, indemnities and agreements contained in the Agreement shall survive the Closing and continue in accordance with their respective terms.
     15.14 No Third-Party Beneficiaries. This Agreement is intended only to benefit the parties hereto and their respective permitted successors and assigns.
     15.15 Arbitration. Other than title disputes to be resolved pursuant to Section 4.4, environmental disputes to be resolved pursuant to Section 5.6 and Final Settlement Statement Disputes to be resolved pursuant to Section 13.1(b), disputes arising under the terms of this Agreement shall be resolved by arbitration as follows:
          (a) Within ten (10) days after written demand by either party for arbitration, the parties shall jointly appoint one arbitrator. If the parties shall fail to appoint an arbitrator within the time stated, the arbitrator shall be appointed pursuant to the Commercial Arbitration Rules specified by the AAA. The arbitrator shall have no interest in either of the parties or any affiliated or associated companies of the parties.

          (b) The arbitration proceeding shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the arbitrator.
          (c) Any arbitration hearing shall be conducted in Denver, Colorado at a location to be mutually selected by the parties.
          (d) At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitrator shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.
          (e) Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made.
          (f) The costs incurred in employing the arbitrator, including the arbitrator’s retention of any independent qualified experts, shall be borne 50% by the Seller and 50% by Buyer.
     The arbitrator’s award may be filed in any court of competent jurisdiction and may be enforced by any party as a final judgment of such court.
     15.16 Press Releases. Subject to the provisions of Section 8.2(d)), as soon as practicable after the execution hereof, the parties shall consult with each other regarding press releases to be issued after the date of execution of this Agreement and after the Closing Date.

SELLER:

INFINITY OIL & GAS OF WYOMING, INC.

/s/ Stanton E. Ross

By: Stanton E. Ross

Title:	President

BUYER:

FOREST OIL CORPORATION

/s/ Glen Mizenko

By: Glen Mizenko

Title:	Sr. Vice President